Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

DIGITAL GENERATION, INC. REACHES

AGREEMENT WITH MERUELO STOCKHOLDERS

Dallas, TX — October 7, 2013 — Digital Generation, Inc. (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today announced that it has reached an agreement with Alex Meruelo, Meruelo Investment Partners LLC and the Alex Meruelo Living Trust (the “Meruelo Stockholders”) relating to the previously announced intention of the Meruelo Stockholders to propose director nominees to the Company’s Board of Directors and to seek certain governance changes.

Under the terms of the agreement and subject to the terms thereto, the Meruelo Stockholders have agree to vote the shares of Company common stock beneficially owned by them in favor of the merger of the Company with Extreme Reach, Inc. announced by the Company on August 13, 2013, including the advisory vote with respect to compensation payable to Company executives as a result of the merger.  In addition, the Meruelo Stockholders will vote their Company shares in favor of any candidates nominated by the Company’s Board for election to the Company’s Board should any election take place at a stockholders’ meeting held prior to the Company’s merger with Extreme Reach.  The merger is expected to close in the first quarter of 2014 following a special meeting to be called for stockholder approval of the merger, and is subject to regulatory approval.

Immediately prior to the merger, the Company intends to distribute shares pro-rata to all stockholders of a new online subsidiary (“The New Online Company”) in partial redemption of its outstanding common shares.  As part of the agreement with the Meruelo Stockholders, the Company has agreed that the board of directors for The New Online Company will have seven seats, and that all directors will be elected annually.  The Meruelo Stockholders will have the right to appoint one director to The New Online Company’s board, and to propose at least three individuals to be considered for one of the six remaining seats to The New Online Company’s board.  The Company has agreed to propose two additional individuals of its choosing for that one seat and to provide the Meruelo Stockholders with an opportunity to confer with those individuals.  The Company’s CEO will, in consultation with the Company’s Board and in accordance with the Company’s nominating and governance process, select the individual from the nominees under consideration to fill that one seat on The New Online Company’s board.  The individual to be selected is anticipated to serve on the audit committee for The New Online Company, subject to meeting independence and other requirements under the rules and regulations of the Securities and Exchange Commission and NASDAQ.

Should the Meruelo Stockholders reduce their beneficial ownership of The New Online Company’s common shares to less than 8.5% of the outstanding shares, the director appointed by the Meruelo Stockholders to The New Online Company board will resign.  The Meruelo Stockholders have agreed to support candidates nominated by The New Online Company to its board at its first annual meeting anticipated to be held in the fourth quarter of 2014, and will not initiate a proxy contest or participate in any attempt to take control of The New Online Company until at least the first quarter of 2015, if ever, subject to certain limitations.  Further, the Meruelo Stockholders have agreed to dismiss with prejudice their lawsuit challenging certain provisions of the Company’s Bylaws with respect to its classified Board, currently pending in the Delaware Court of Chancery.  The Company has agreed to reimburse the Meruelo Stockholders up to $119,000 in legal costs relating to the litigation.

“We believe this agreement with the Meruelo Stockholders is in the best interests of the Company and all stockholders” commented Neil Nguyen, CEO.  “This agreement allows management and the DG Board to focus on completing the merger transaction with Extreme Reach and on our long-term strategy for The New Online Company.  We remain very enthusiastic regarding The New Online Company’s future in the growing world of digital advertising.”

“As the largest shareholder of DG, we are pleased to announce our settlement with the Company’s Board and management, and to offer our support for the merger with Extreme Reach,” remarked Alex Meruelo. “With this settlement and the announcement of the merger, we applaud the Company for addressing our concerns and the concerns of all shareholders in regards to DG’s strategic alternatives process, and the corporate governance and direction of The New Online Company. The settlement agreement includes several governance provisions that we believe should ensure the independence of The New Online Company’s board, and ensure that maximizing shareholder value remains at the forefront of the Company’s actions. We look forward to being a part of the long-term success of The New Online Company, and to working with the board and management to maximize value for all shareholders.”

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries.  The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively.  The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising.  For more information, visit www.DGit.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts are forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors, including factors discussed under the heading “Risk Factors” in DG’s Annual Report on Form 10-K filed on March 15, 2013 and additional reports DG files with the Securities and Exchange Commission.